EXHIBIT 11.2




                       OSTEOTECH, INC. AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE



    Three Months Ended March 31,                              1996                                1995
Net income                                                    $171,000                            $ 36,000
Shares used in computing net income per share:
   Weighted average Common shares outstanding                 7,564,830                           7,096,349
   Weighted average Common shares issuable
   upon the exercise of outstanding stock
   options and warrants                                       1,923,213                           874,197
   Application of assumed proceeds towards
   repurchase of outstanding common shares
   using the Treasury Stock method (a)                        (1,091,366)                         (70,336)
          Shares used in computation                          8,396,677                           7,900,210
Net income per share assuming full dilution                   $  0.02                             $  0.01



    (a) Computed using assumed proceeds of $8,267,000 and $381,000 and, with respect to the repurchase of outstanding common shares, an average market value of $7.58 and $5.42 in 1996 and 1995, respectively.




















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